News Release	Contact:
For Immediate Release	Anna Austin Vice President, Corporate Communications (314) 523-8354 investor.relations@tlcvision.com

TLCVision Announces Stock Buy-Back Program

St. Louis, MO, December 20, 2004: TLC Vision Corporation (NASDAQ:TLCV; TSX:TLC), North America’s premier eye care services company, announced today that it intends, subject to regulatory approval, to purchase up to 2,000,000 shares (or up to 3%) of its 68,153,000 common shares currently outstanding.

Upon approval of the buy-back from the Toronto Stock Exchange, the purchases may take place from time to time, depending on market conditions, through the facilities of the NASDAQ National Market and the Toronto Stock Exchange. The prices which TLCVision will pay for any common shares will be the market price of the shares at the time of acquisition.

Jim Wachtman, TLCVision’s CEO, stated “With a healthy balance sheet and strong cash flows, we are well positioned to invest for growth as well as continue our commitment to enhancing shareholder value. The Executive Team and the Board of Directors believes that TLCVision shares are undervalued, and that this stock buy-back represents a good use of the corporation’s funds and will benefit its shareholders.”

About TLCVision

TLCVision is North America’s premier eye care services company. The key drivers of TLCVision‘s strategy are our affiliated network of thousands of eye doctors, proven corporate and consumer marketing and education programs, and access to state of the art clinical technologies. We are supported by a strong operations management culture and superior information technology. More information about the company can be found on the TLCVision web site at www.tlcv.com.

Forward Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933 and Section 21E of the U.S. Securities Exchange Act of 1934, which statements can be identified by the use of forward looking terminology, such as “may”, “will”, “expect”, ”intend”, “anticipate”, “estimate”, “predict”, “plans” or “continue” or the negative thereof or other variations thereon or comparable terminology referring to future events or results. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of numerous factors, including the timing of expenditures, effects of competition, changes to pricing, acquisitions and expansion opportunities, any of which could cause actual results to vary materially from current results or TLCVision’s anticipated future results. See the Company’s reports filed with the Canadian Securities Regulators and the U.S. Securities and Exchange Commission from time to time for cautionary statements identifying important factors with respect to such forward looking statements, including certain risks and uncertainties, that could cause actual results to differ materially from results referred to in forward looking statements. TLCVision assumes no obligation to update the information contained in this press release.